Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Openwave Systems Inc.:

We consent to the use of our report with respect to the consolidated financial statements, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Staff Position No. 115-2, Recognition and Presentation of Other-Than-Temporary Impairments, effective April 1, 2009.

As discussed in Note 13 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective July 1, 2007.

/s/ KPMG LLP

Mountain View, California

December 3, 2009